Exhibit 99.1

Apollo Group, Inc.
News Release

APOLLO GLOBAL COMPLETES ACQUISITION OF UNIVERSIDAD DE ARTES, CIENCIAS Y COMUNICACIÓN “UNIACC’’
Phoenix, Arizona, April 1, 2008 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group,” “Apollo” or “the Company”) today announced that its consolidated subsidiary, Apollo Global, Inc., has completed its previously announced acquisition of Universidad de Artes, Ciencias y Comunicación (“UNIACC”), an accredited, private arts and communications university in Chile, as well as its related entities. This includes the Instituto Superior de Artes y Ciencias de la Comunicación, S.A. (“IACC”), the first online autonomous professional institute in Chile which was founded in 1981. This is Apollo Global’s first transaction.
“We welcome the UNIACC team to Apollo and look forward to leveraging our strengths to expand UNIACC’s success in the Chilean marketplace,” said Greg Cappelli, Chairman of Apollo Global. “Apollo Global is committed to capitalizing on the tremendous global opportunity that exists in education, and as it is known for its stable economic environment, solid student enrollment trends, and openness to foreign investment, Chile is an excellent place for us to start.”
“The UNIACC and Apollo Global union reaffirms the progressive vision upon which UNIACC was founded 27 years ago,” said Andres Guiloff, President and founder of UNIACC. “It represents an unprecedented opportunity for us to create new and better pathways to learning for students in Chile at various stages of their professional lives — pathways that reflect an educational experience for the global world we live in — one in which creative, flexible and open-minded graduates are highly valued.”
Under the terms of the transaction, which was announced on February 19, 2008, Apollo Global, Inc. agreed to purchase 100% of UNIAAC. The purchase price is approximately $44 million composed of cash and assumed debt, plus an earn-out based on a multiple of earnings to be paid in four years. If the earn-out were paid based on current earnings it would be approximately $9 million. The increase in the purchase price from the initial announcement is primarily a result of changes in the currency exchange rate as well as transaction fees.
UNIACC will continue to be based in Santiago, Chile. It is one of the leading arts and communications universities in Latin America and is renowned for its high-profile faculty and state-of-the-art technology. Accredited by the Chilean Council of Higher Education, UNIACC offers 18 bachelor’s and two master’s programs. In 2004, UNIACC became the first university in Chile to teach a fully online undergraduate program, and today offers six fully online and one blended program, mainly serving the needs of working adults.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; and the Netherlands; as well as online throughout the world (number of states is as of February 29, 2008).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
About Apollo Global, Inc.
Apollo Global, a $1 billion joint venture formed in 2007, is 80.1% owned by Apollo Group, Inc. and 19.9% owned by private equity firm, The Carlyle Group. Apollo Global was formed with the intention of making a range of investments in the international education services sector. Apollo Global targets investments and partnerships primarily in countries outside of the U.S. with attractive demographic and economic growth characteristics. Apollo Global is a consolidated subsidiary of Apollo Group, Inc.
The Carlyle Group is one of the world’s largest private equity firms, with more than $81.1 billion under management. With 60 funds across four investment disciplines (buyouts, venture & growth capital, real estate and leveraged finance), Carlyle combines global vision with local insight, relying on a top-flight team of 575 investment professionals operating out of offices in 21 countries to uncover superior opportunities in North America, Europe, Asia, Australia, the Middle East/North Africa and Latin America.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, and overall future prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (602) 557-1719 ~ janess.pasinski@apollogrp.edu
English-speaking Press Contact:
Marla Sheiner ~ (602) 557-1711 ~ marla.sheiner@apollogrp.edu
Spanish-speaking Press Contact:
Cecilia Caferri ~ (917) 238-7412 ~ ccaferri@dicommintl.com